Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-99812, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988, No. 333-179933 and No. 333-204120 on Form S-8 of our reports dated March 1, 2018, relating to the financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 1, 2018